Exhibit 99.1

magicJack VocalTec Ltd. Announces Receipt of Approval from Shareholders for Proposed Acquisition by B. Riley

WEST PALM BEACH, FL and NETANYA, ISRAEL, March 19, 2018 –magicJack VocalTec Ltd. (“magicJack”)(NASDAQ: CALL), a leading Voice over IP (VOIP) cloud-based communications company, announced today that at an extraordinary general meeting of magicJack shareholders held on March 19, 2018, the shareholders approved the Agreement and Plan of Merger by and among the Company, B. Riley Financial, Inc., and B.R. Acquisition Ltd. Of the shares that voted at the meeting, greater than 97% voted in favor of the approval of the merger agreement.

As previously announced, on November 9, 2017,  B. Riley Financial, Inc. (“B. Riley”)(NASDAQ: RILY), a diversified financial services company, and magicJack signed a definitive merger agreement, pursuant to which B. Riley will acquire magicJack for $8.71 per share, approximately $143 million in aggregate merger consideration.  It is anticipated that magicJack will be held by B. Riley’s subsidiary B. Riley Principal Investments, LLC, the entity that currently owns United Online, Inc., a complementary telecommunications company.

The closing of the transaction is subject to the receipt of certain regulatory approvals and is expected in the first half of 2018.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd. (NASDAQ: CALL), the inventor of magicJack and a pioneer in VOIP technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, magicJack has sold more than 11 million magicJack devices, which are now in their fifth generation, has millions of downloads of its calling apps, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expectation that the transaction is expected to close in the first half of 2018.  This forward-looking statement involves known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from the expectation.   We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. The following factors, among others, could cause the forward looking statement to be different from actual results: (i) the possibility that the merger does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) other risks that are described in magicJack’s public filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made and magicJack assumes no duty to update forward looking statements except as may be required by law.

Contact

 Seth Potter
Investor Relations
561-749-2255
ir@vocaltec.com